Exhibit 99.1

ALLOS THERAPEUTICS APPOINTS MARC GRABOYES
AS VICE PRESIDENT, GENERAL COUNSEL

Westminster, CO, October 13, 2004 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the appointment of Marc Graboyes as Vice President, General Counsel, effective October 11, 2004. Mr. Graboyes was most recently with Cooley Godward LLP, where he was a senior associate in the firm’s Business department and served as outside legal counsel to Allos for nearly five years. He will report directly to the Company’s President and Chief Executive Officer, Michael E. Hart, and will serve as a member of Allos’ Management Team.

“We’re excited to welcome Marc to Allos,” said Michael E. Hart, President and Chief Executive Officer of Allos. “As a longtime advisor to the Company, Marc has an intimate understanding of the issues facing our business and industry. We expect he will play a significant role in helping to shape our future strategic direction.”

Mr. Graboyes brings over eight years of experience in counseling public and private technology companies in all aspects of their formation and development. During his tenure at Cooley Godward, he developed extensive expertise in public and private financings, mergers and acquisitions, corporate governance and securities law disclosure and compliance matters. Prior to joining Cooley Godward, Mr. Graboyes served as a business associate at several other national firms, including Perkins Coie LLP, LeBoeuf, Lamb Greene & MacRae LLP and Arnold & Porter LLP. Mr. Graboyes earned his law degree from the University of Colorado School of Law, where he graduated in the top 10% of his class and was a member of the law review. He also received his B.S. in Entrepreneurship & Small Business Management from the University of Colorado at Boulder.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company’s lead clinical candidate, EFAPROXYN™, is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX (pralatrexate), a novel small molecule cytoxic injectable antifolate (DHFR inhibitor) intended to treat non-small cell lung cancer, mesothelioma and non-Hodgkin’s lymphoma. For more information, please visit the company’s web site at: www.allos.com.

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Contact:

Jennifer Neiman

Manager, Corporate Communications

Allos Therapeutics

720-540-5227

jneiman@allos.com